EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

     We have issued our report dated March 30, 2007, accompanying the consolidated balance sheets of Inforte Corp. and Subsidiaries as of December 31, 2006 and 2005, and the related consolidated statements of operations, stockholders’ equity and cash flows for the years ended December 31, 2006, 2005 and 2004 (which report expressed an unqualified opinion and contains an explanatory paragraph relating to Inforte Corp.’s adoption of Statement of Financial Accounting Standard No. 123 (Revised 2004) “Share Based Payment”), included in the Annual Report on Form 10-K for year ended December 31, 2006, filed with the Securities and Exchange Commission. We hereby consent to the incorporation by reference of our report on previously filed registration statements on Forms S-8 (Nos. 333-30620 and 333-30624).

/s/ GRANT THORNTON LLP

Chicago, Illinois
March 30, 2007